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                                                                      EXHIBIT 12

                     GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                        Three months ended March 29, 1997

                                   (Unaudited)



(In millions)

Earnings:
   Earnings before income taxes                                      $226
   Fixed charges:
     Minority interest in net earnings of
       consolidated subsidiaries (1)                                   21
     Interest expense                                                  12
                                                                     ----
                                                                     $259
                                                                     ====

Fixed charges:
   Minority interest in net earnings of
     consolidated subsidiaries (2)                                   $ 30
   Interest expense                                                    12
                                                                     ----
                                                                     $ 42
                                                                     ====

Ratio of earnings to fixed charges                                   6.17
                                                                     ====


(1) Minority interest in net earnings of consolidated subsidiaries includes dividends on subsidiary's preferred stock.

(2) The  fixed  charges  amount   for  minority  interest  in  net  earnings  of
    consolidated subsidiaries represents the pretax earnings amount which would be required to cover such fixed charges as calculated below:


                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                             100% - Income Tax Rate

    The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.


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